Exhibit 99.1

Murphy USA Inc. Reports Second Quarter 2024 Results

El Dorado, Arkansas, July 31, 2024 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and six months ended June 30, 2024.
Key Highlights:
•Net income was $144.8 million, or $6.92 per diluted share, in Q2 2024 compared to net income of $132.8 million, or $6.02 per diluted share, in Q2 2023.

•Total fuel contribution for Q2 2024 was 31.7 cpg, compared to 29.5 cpg in Q2 2023.

•Total retail gallons decreased 0.6% in Q2 2024 compared to Q2 2023, while volumes on a same store sales ("SSS") basis declined 1.3% in Q2 2024 compared to Q2 2023.

•Merchandise contribution dollars for Q2 2024 increased 4.7% to $216.5 million on average unit margins of 20.0%, compared to Q2 2023 contribution dollars of $206.8 million on unit margins of 19.7%.

•During Q2 2024, the Company repurchased approximately 238.4 thousand common shares for $107.1 million at an average price of $449.30 per share.

•The Company paid a quarterly cash dividend of $0.44 per share, or $1.76 per share on an annualized basis, on June 3, 2024, a 4.8% increase from March of 2024, for a total cash payment of $9.1 million.

“Murphy USA’s advantaged business model delivered strong second quarter results led by continued outperformance in the core non-discretionary fuel and tobacco categories.” said President and CEO Andrew Clyde. “Record second quarter retail fuel contribution dollars helped make up for a slow start in the first quarter and clearly demonstrated that structural margin dynamics remain intact, despite limited volatility versus prior years. Nicotine continues to gain share, while center-of-store results remain mixed, particularly in the Northeast where inflation and other drivers are impacting traffic at QuickChek, more than offsetting the benefits of our initiatives to drive further value in the business. Given these trends remain below our high expectations into the third quarter, we are revising our full-year merchandise margin guidance. Despite these headwinds, customer spend on non-discretionary categories remains robust in our core footprint, creating sustainable value as our NTI activity accelerates in the second half of 2024 and into 2025.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2024	2023	2024	2023
Net income (loss) ($ Millions)	$144.8	$132.8	$210.8	$239.1
Earnings per share (diluted)	$6.92	$6.02	$10.02	$10.82
Adjusted EBITDA ($ Millions)	$278.6	$257.1	$442.9	$477.3

Net income and Adjusted EBITDA for Q2 2024 were higher versus the prior-year quarter, due primarily to higher total fuel contribution and higher overall merchandise contribution, which were partially offset by higher store operating expenses.

Fuel

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2024	2023	2024	2023
Total retail fuel contribution ($ Millions)	$365.2	$334.7	$615.2	$599.4
Total PS&W contribution ($ Millions)	(3.8)	(53.0)	2.9	(103.1)
RINs (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	28.9	84.1	58.3	199.4
Total fuel contribution ($ Millions)	$390.3	$365.8	$676.4	$695.7
Retail fuel volume - chain (Million gal)	1,231.6	1,238.8	2,384.7	2,380.5
Retail fuel volume - per store (K gal APSM)[1]	247.2	249.3	238.6	239.8
Retail fuel volume - per store (K gal SSS)[2]	244.3	245.2	235.7	236.2
Total fuel contribution (cpg)	31.7	29.5	28.4	29.2
Retail fuel margin (cpg)	29.7	27.0	25.8	25.2
PS&W including RINs contribution (cpg)	2.0	2.5	2.6	4.0

[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2023 amounts not revised for 2024 raze-and-rebuild activity

Total fuel contribution dollars of $390.3 million increased $24.5 million, or 6.7%, in Q2 2024 compared to Q2 2023 due to higher margins partially offset by lower retail volumes sold during the period. Retail fuel contribution dollars increased $30.5 million, or 9.1%, to $365.2 million compared to Q2 2023 due to higher retail fuel margins partially offset by lower volumes sold. For Q2 2024, retail fuel margins were 29.7 cpg, a 10.0% increase versus the prior-year quarter, and overall retail volumes were 0.6% lower in Q2 2024 compared to the prior-year quarter. PS&W contribution including RINs decreased $6.0 million when compared to Q2 2023, primarily due to a regional supply imbalance that offset improved spot-to-rack spreads seen in other regions.

Merchandise

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2024	2023	2024	2023
Total merchandise contribution ($ Millions)	$216.5	$206.8	$408.1	$393.9
Total merchandise sales ($ Millions)	$1,080.4	$1,049.0	$2,081.1	$2,015.2
Total merchandise sales ($K SSS)[1,2]	$211.3	$204.7	$203.2	$197.0
Merchandise unit margin (%)	20.0%	19.7%	19.6%	19.6%
Tobacco contribution ($K SSS)[1,2]	$20.0	$18.2	$19.2	$17.8
Non-tobacco contribution ($K SSS)[1,2]	$22.8	$22.5	$21.1	$21.1
Total merchandise contribution ($K SSS)[1,2]	$42.8	$40.7	$40.3	$38.9

[1]2023 amounts not revised for 2024 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Total merchandise contribution increased $9.7 million, or 4.7%, to $216.5 million in Q2 2024 compared to the prior-year quarter, due primarily to higher merchandise sales. Total tobacco contribution dollars in Q2 2024 increased 10.3% and non-tobacco contribution dollars increased 0.3% compared to Q2 2023. Total merchandise contribution increased 5.0% on a SSS basis in the current quarter compared to the prior-year quarter.

Other Areas

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2024	2023	2024	2023
Total store and other operating expenses ($ Millions)	$269.9	$256.7	$522.0	$495.0
Store OPEX excluding payment fees and rent ($K APSM)	$35.5	$33.5	$34.4	$32.3
Total SG&A cost ($ Millions)	$59.1	$59.4	$121.2	$118.4

Total store and other operating expenses were $13.2 million higher in Q2 2024 versus Q2 2023, mainly due to employee related expenses and store maintenance costs combined with new store growth. Store OPEX excluding payment fees and rent on an APSM basis were 6.0% higher versus Q2 2023, primarily attributable to increased employee related expenses and maintenance costs.

Store Openings

The tables below reflect changes in our store portfolio in Q2 2024:

Net Change in Q2 2024	Murphy USA / Express	QuickChek	Total
New-to-industry ("NTI")	3	—	3
Closed	—	—	—
Net change	3	—	3

Raze-and-rebuilds reopened in Q2*	9	—	9

Under Construction at End of Q2
NTI	15	3	18
Raze-and-rebuilds*	26	—	26
Total under construction at end of Q2	41	3	44

Net Change YTD in 2024
NTI	5	1	6
Closed	—	(3)	(3)
Net change	5	(2)	3

Raze-and-rebuilds reopened YTD*	11	—	11

Store count at June 30, 2024*	1,582	154	1,736

*Store counts include raze-and-rebuild stores

Financial Resources

	As of June 30,
Key Financial Metrics	2024	2023
Cash and cash equivalents ($ Millions)	$79.8	$92.9
Marketable securities, current ($ Millions)	$4.5	$13.0
Marketable securities, non-current ($ Millions)	$3.0	$7.4
Long-term debt, including finance lease obligations ($ Millions)	$1,781.4	$1,787.3

Cash balances as of June 30, 2024 totaled $79.8 million, and the Company also had total marketable securities of $7.5 million. Long-term debt consisted of approximately $298.6 million in carrying value of 5.625% senior notes due in 2027, $496.1 million in carrying value of 4.75% senior notes due in 2029, $494.9 million in carrying value of 3.75% senior notes due in 2031, and $379.2 million of term debt, combined with approximately $112.6 million in long-term finance leases. The $350 million revolving cash flow facility was undrawn as of June 30, 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
Key Financial Metric	2024	2023	2024	2023
Average shares outstanding (diluted) (in thousands)	20,922	22,051	21,043	22,092

At June 30, 2024, the Company had common shares outstanding of 20,492,205. Common shares repurchased during the quarter were approximately 238.4 thousand shares for $107.1 million. Common shares purchased during the six months ended June 30, 2024, were approximately 454.5 thousand shares for a total of $194.0 million. As of June 30, 2024, approximately $1.2 billion remained available under the existing $1.5 billion 2023 authorization.

The effective income tax rate for Q2 2024 was 25.1% compared to 24.4% in Q2 2023.

The Company paid a quarterly cash dividend on June 3, 2024 of $0.44 per share, or $1.76 per share on an annualized basis, a 4.8% increase from the previous quarter, for a total cash payment of $9.1 million. The total amount paid in dividends year-to-date is $17.9 million, or $0.86 per share.

2024 Guidance Update

Concurrent with the earnings release, the Company is also updating our full-year merchandise contribution results to a range of $830 million to $840 million, down from the original guided range of $860 million to $880 million. While nicotine results have been stronger than planned in 2024, we have experienced weaker than expected consumer demand, particularly in the Northeast, that has impacted both core food and beverage traffic drivers and related discretionary center-of-store sales. We expect the lower demand to persist through the remainder of 2024 and mostly offset the benefits from some of our back-half weighted initiatives

In addition, we are revising our guidance for raze-and-rebuild sites to more than 40, up from the originally guided range of 35 to 40, due primarily to the successful efforts of our team to pull forward some future projects into the current year.

All other previously issued guidance metrics remain unchanged. More details on the guidance updates will be shared in the earnings conference call noted below.

* * * * *

Earnings Call Information
The Company will host a conference call on August 1, 2024 at 10:00 a.m. Central Time to discuss second quarter 2024 results. The conference call number is 1 (888) 330-2384 and the conference ID number is 6680883. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.
Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements

Certain statements in this news release contains certain statements or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings and associated capital expenditures, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to successfully expand our food and beverage offerings; our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and our ability to control costs; geopolitical events, such as Russia's invasion of Ukraine and the conflicts in the Middle East, that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic and any governmental response thereto; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars, except share and per share amounts)	2024	2023	2024	2023
Operating Revenues
Petroleum product sales[1]	$4,340.5	$4,450.6	$8,152.2	$8,444.8
Merchandise sales	1,080.4	1,049.0	2,081.1	2,015.2
Other operating revenues	30.8	85.8	62.1	202.6
Total operating revenues	5,451.7	5,585.4	10,295.4	10,662.6

Operating Expenses
Petroleum product cost of goods sold[1]	3,980.2	4,170.0	7,536.3	7,950.6
Merchandise cost of goods sold	863.9	842.2	1,673.0	1,621.3
Store and other operating expenses	269.9	256.7	522.0	495.0
Depreciation and amortization	59.3	57.8	118.0	114.2
Selling, general and administrative	59.1	59.4	121.2	118.4
Accretion of asset retirement obligations	0.8	0.7	1.6	1.5
Total operating expenses	5,233.2	5,386.8	9,972.1	10,301.0

Gain (loss) on sale of assets	(1.4)	0.1	(1.0)	(0.1)
Income (loss) from operations	217.1	198.7	322.3	361.5

Other income (expense)
Investment income	0.9	1.8	2.1	2.6
Interest expense	(24.9)	(25.0)	(49.8)	(49.9)
Other nonoperating income (expense)	0.1	0.2	0.5	0.5
Total other income (expense)	(23.9)	(23.0)	(47.2)	(46.8)

Income before income taxes	193.2	175.7	275.1	314.7
Income tax expense (benefit)	48.4	42.9	64.3	75.6
Net Income	$144.8	$132.8	$210.8	$239.1

Basic and Diluted Earnings Per Common Share
Basic	$7.02	$6.12	$10.17	$11.01
Diluted	$6.92	$6.02	$10.02	$10.82
Weighted-average Common shares outstanding (in thousands):
Basic	20,643	21,686	20,728	21,712
Diluted	20,922	22,051	21,043	22,092
Supplemental information:
[1]Includes excise taxes of:	$597.5	$594.2	$1,156.3	$1,139.0

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended June 30,		Six Months Ended June 30,
Marketing Segment	2024	2023	2024	2023

Operating Revenues
Petroleum product sales	$4,340.5	$4,450.6	$8,152.2	$8,444.8
Merchandise sales	1,080.4	1,049.0	2,081.1	2,015.2
Other operating revenues	30.8	85.8	62.0	202.5
Total operating revenues	5,451.7	5,585.4	10,295.3	10,662.5

Operating expenses
Petroleum products cost of goods sold	3,980.2	4,170.0	7,536.3	7,950.6
Merchandise cost of goods sold	863.9	842.2	1,673.0	1,621.3
Store and other operating expenses	269.8	256.8	521.9	495.0
Depreciation and amortization	55.7	53.2	110.6	105.6
Selling, general and administrative	59.1	59.4	121.2	118.4
Accretion of asset retirement obligations	0.8	0.7	1.6	1.5
Total operating expenses	5,229.5	5,382.3	9,964.6	10,292.4

Gain (loss) on sale of assets	(1.0)	0.1	(1.1)	(0.1)
Income (loss) from operations	221.2	203.2	329.6	370.0

Other income (expense)
Interest expense	(2.1)	(2.2)	(4.2)	(4.5)
Total other income (expense)	(2.1)	(2.2)	(4.2)	(4.5)

Income (loss) before income taxes	219.1	201.0	325.4	365.5
Income tax expense (benefit)	55.3	49.3	76.1	87.9
Net income (loss) from operations	$163.8	$151.7	$249.3	$277.6

Total tobacco sales revenue same store sales[1,2]	$135.0	$128.5	$130.5	$124.0
Total non-tobacco sales revenue same store sales[1,2]	76.3	76.2	72.7	73.0
Total merchandise sales revenue same store sales[1,2]	$211.3	$204.7	$203.2	$197.0
[1]2023 amounts not revised for 2024 raze-and-rebuild activity
[2]Includes store-level discounts for Murphy Drive Reward ("MDR") redemptions and excludes change in value of unredeemed MDR points

Store count at end of period	1,736	1,725	1,736	1,725
Total store months during the period	5,133	5,149	10,297	10,290

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Six months ended
	June 30, 2024		June 30, 2024
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Retail fuel volume per month	(1.3)%	(0.8)%	(1.1%)	(0.5%)

Merchandise sales	3.1%	3.3%	3.2%	3.2%
Tobacco sales	5.9%	5.5%	6.3%	5.5%
Non tobacco sales	(1.5)%	(0.2)%	(1.9%)	(0.5%)

Merchandise margin	5.0%	5.0%	3.7%	3.5%
Tobacco margin	12.1%	10.7%	9.2%	7.4%
Non tobacco margin	(0.5)%	0.6%	(0.9%)	0.4%
[1]Includes store-level discounts for MDR redemptions and excludes change in value of unredeemed MDR points
[2]Includes all MDR activity

Notes

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2023 for the stores being compared in the 2024 versus 2023 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

QuickChek uses a weekly retail calendar where each quarter has 13 weeks. The QuickChek results for Q2 2024 covers the period March 30, 2024 to June 28, 2024 and for the 2024 year-to-date period December 30, 2023 to June 28, 2024. The QuickChek results for Q2 2023 covers the period April 1, 2023 to June 30, 2023 and the 2023 year-to-date period December 31, 2022 to June 30, 2023. The difference in the timing of the period ends is immaterial to the overall consolidated results.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$79.8	$117.8
Marketable securities, current	4.5	7.1
Accounts receivable—trade, less allowance for doubtful accounts of $0.6 and $1.3 at 2024 and 2023, respectively	386.5	336.7
Inventories, at lower of cost or market	315.9	341.2
Prepaid expenses and other current assets	33.4	23.7
Total current assets	820.1	826.5
Marketable securities, non-current	3.0	4.4
Property, plant and equipment, at cost less accumulated depreciation and amortization of $1,824.9 and $1,739.2 at 2024 and 2023, respectively	2,655.4	2,571.8
Operating lease right of use assets, net	463.5	452.1
Intangible assets, net of amortization	139.6	139.8
Goodwill	328.0	328.0
Other assets	20.3	17.5
Total assets	$4,429.9	$4,340.1

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$15.6	$15.0
Trade accounts payable and accrued liabilities	924.0	834.7
Income taxes payable	31.1	23.1
Total current liabilities	970.7	872.8

Long-term debt, including capitalized lease obligations	1,781.4	1,784.7
Deferred income taxes	323.0	329.5
Asset retirement obligations	46.3	46.1
Non-current operating lease liabilities	464.6	450.3
Deferred credits and other liabilities	32.6	27.8
Total liabilities	3,618.6	3,511.2
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2024 and 2023, respectively)	0.5	0.5
Treasury stock (26,274,959 and 25,929,836 shares held at
2024 and 2023, respectively)	(3,139.4)	(2,957.8)
Additional paid in capital (APIC)	479.3	508.1
Retained earnings	3,470.9	3,278.1
Total stockholders' equity	811.3	828.9
Total liabilities and stockholders' equity	$4,429.9	$4,340.1

Murphy USA Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2024	2023	2024	2023
Operating Activities
Net income	$144.8	$132.8	$210.8	$239.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	59.3	57.8	118.0	114.2
Deferred and noncurrent income tax charges (benefits)	(6.0)	2.8	(6.5)	9.4
Accretion of asset retirement obligations	0.8	0.7	1.6	1.5
Amortization of discount on marketable securities	—	—	(0.1)	—
(Gains) losses from sale of assets	1.4	(0.1)	1.0	0.1
Net (increase) decrease in noncash operating working capital	51.6	(31.2)	55.8	(61.6)
Other operating activities - net	8.9	8.4	16.2	18.2
Net cash provided (required) by operating activities	260.8	171.2	396.8	320.9
Investing Activities
Property additions	(118.0)	(72.5)	(194.2)	(145.2)
Proceeds from sale of assets	0.6	1.8	1.6	1.8
Investment in marketable securities	—	(8.4)	—	(8.4)
Redemptions of marketable securities	3.0	6.0	4.0	10.5
Other investing activities - net	(0.1)	(0.2)	(0.8)	(1.0)
Net cash provided (required) by investing activities	(114.5)	(73.3)	(189.4)	(142.3)
Financing Activities
Purchase of treasury stock	(106.1)	(94.2)	(192.5)	(107.9)
Dividends paid	(9.1)	(8.2)	(17.9)	(16.3)
Borrowings of debt	120.0	—	120.0	8.0
Repayments of debt	(123.9)	(3.9)	(127.8)	(15.7)
Amounts related to share-based compensation	(4.1)	(0.8)	(27.2)	(14.3)
Net cash provided (required) by financing activities	(123.2)	(107.1)	(245.4)	(146.2)
Net increase (decrease) in cash, cash equivalents and restricted cash	23.1	(9.2)	(38.0)	32.4
Cash, cash equivalents and restricted cash at beginning of period	56.7	102.1	117.8	60.5
Cash, cash equivalents and restricted cash at end of period	$79.8	$92.9	$79.8	$92.9

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table reconciles EBITDA and Adjusted EBITDA to Net Income for the three and six months ended June 30, 2024 and 2023. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2024	2023	2024	2023

Net income	$144.8	$132.8	$210.8	$239.1

Income tax expense (benefit)	48.4	42.9	64.3	75.6
Interest expense, net of investment income	24.0	23.2	47.7	47.3
Depreciation and amortization	59.3	57.8	118.0	114.2
EBITDA	$276.5	$256.7	$440.8	$476.2

Accretion of asset retirement obligations	0.8	0.7	1.6	1.5
(Gain) loss on sale of assets	1.4	(0.1)	1.0	0.1
Other nonoperating (income) expense	(0.1)	(0.2)	(0.5)	(0.5)
Adjusted EBITDA	$278.6	$257.1	$442.9	$477.3